Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders
Evans & Sutherland Computer Corporation

We hereby consent to the incorporation by reference in Registration Statement No. 333-118277 and No. 333-202728  on Form S-8 and Registration Statement No. 333-137637 on Form S-3 of Evans & Sutherland Computer Corporation of our report dated March 10, 2017, with respect to the consolidated balance sheets of Evans & Sutherland Computer Corporation as of December 31, 2016 and 2015, and the related consolidated statements of comprehensive income (loss), stockholders' equity (deficit), and cash flows for the years then ended, which report appears in the December 31, 2016 Annual Report on Form 10-K of Evans & Sutherland Computer Corporation.

Salt Lake City, Utah
March 10, 2017